Exhibit (p)(4)

                            TSJ ADVISORY GROUP, INC.

                                 Code of Ethics


I.    DUTY OF CARE AND LOYALTY

      This Code of Ethics ("Code") is based on the principle that certain officers, directors, and employees of TSJ Advisory Group, Inc. ("TSJ"), owe a fiduciary duty to, among others, the Clients of TSJ. The Code applies to every director, officer, or Advisory Person of TSJ as described below and required by SEC Rule 17j-1(a)(1) ("Access Persons"). All such Access Persons must avoid activities, interests, relationships or conflicts of interest that might interfere with making decisions in the best interests of the Fund and its shareholders.

      All Access Persons must at all times:

      1. Place the interests of Clients first. In other words, you must scrupulously avoid conflicts of interest in which you serve your own personal interests to the detriment of the interests of Clients and their shareholders.

      2. Conduct all personal Securities Transactions in Accounts in full compliance with this Code.

      3. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business or undue influence with TSJ or its Clients could call into question the exercise of your independent judgment in dealing with conflicts of interest.

      Questionable situations should be resolved in favor of Clients and technical compliance with the Code's procedures will not necessarily insulate from scrutiny any trades or other situations that indicate an abuse of your duties.

II.   ACCESS PERSON REPORTING REQUIREMENTS

      Every Access Person of TSJ must provide to the Board of Directors personal holdings disclosure reports as described below. A list of all persons required to make reports under this section will be maintained as described in Section IX of this Code.

      A.    INITIAL HOLDINGS REPORT.
            -----------------------

            No later than 10 days after the person becomes an Access Person, each Access Person, must submit an Initial Holdings Report including the title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person. In addition, with respect to brokerage accounts, the Initial Holdings Report must include the name of any broker, dealer, or bank with whom the Access Person maintained an account in which Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person.

      B.    QUARTERLY HOLDINGS REPORT.
            -------------------------

            No later than 10 days after the end of a calendar quarter, each Access Person must submit a Quarterly Holdings Report which contains the following:

            1. TRANSACTION SUMMARIES. A summary of all transactions conducted during the quarter in Covered Securities in which the Access Person had any direct or beneficial ownership and indicating the status of any and all outside directorships. The Transaction Summaries must include:

                  a.    The   nature  and  date  of  the   transaction   (i.e.
                        purchase, sale, or any other type of acquisition or disposition);

                  b. The title, interest rate, maturity date, number of shares, and principal amount of each Covered Security involved;

                  c. The name of the broker, dealer or bank with or through which the transaction was effected; and

                  d. The price of the Covered Security at which the transaction was effected.

            2. ACCOUNTS REPORT. In addition, with respect to brokerage accounts, the Quarterly Holdings Report must include the name of any broker, dealer, or bank with whom an account was established during the quarter in which Securities were held for the direct or indirect benefit of the Access Person and the date such account was established.

            In the event that an Access Person is required by this section to file a Quarterly Holdings Report for a period in which he or she cannot identify any personal holdings or transactions which would require reporting, the Access Person will instead file a signed Certification of Exemption, certifying that he or she is not required to report any holdings or transactions in the said period.

      C.    ANNUAL HOLDINGS REPORT.
            ----------------------

            Each Access Person must submit an Annual Holdings Report which is current as of a date no more than 30 days before the report is submitted. The Annual Holdings Report must include the following:

            1.    HOLDINGS  SUMMARY.   The  title,   number  of  shares,   and
                  principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership. In addition, with respect to brokerage accounts, the Annual Holdings Report must include the name of any broker, dealer, or bank with whom the Access Person


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


                  maintained an account in which Securities were held for the direct or indirect benefit of the Access Person.

            2. ANNUAL CERTIFICATION OF COMPLIANCE. Each Annual Holdings Report will also include an Annual Certification of Compliance, signed by the Access Person, in which the Access Person certifies that he or she has read and understands this Code, has complied with the requirements of this Code, and has reported all Securities Transactions in Accounts required to be disclosed or reported pursuant to the requirements of this Code.

III.  PROHIBITED TRANSACTIONS

      All Advisory Persons and their Immediate Families are prohibited from engaging in any of the following Securities Transactions in Accounts, although some transactions may be engaged in with prior approval from the Board of Directors.

      A. Any transaction in a Covered Security while in possession of material nonpublic information regarding the Covered Security or the issuer of the Covered Security. This prohibition applies to all Access Persons;

      B. Transactions intended to raise, lower, or maintain the price of any Covered Security or to create a false appearance of active trading. This prohibition applies to all Access Persons;

      C. Purchases or sales of Covered Securities, or writing an option to purchase or sell a Covered Security, at a time when the Person has knowledge of an intention to purchase or sell that Covered Security (or an Equivalent Security) on behalf of Clients. This prohibition applies whether the Securities Transaction is in the same (two purchases) or the opposite (a purchase and sale) direction of the transaction on behalf of a Client. This prohibition applies to all Access Persons;

      D. Any purchase or sale of Covered Securities, including writing an option to purchase or sell a Covered Security, on any day during which TSJ, on behalf of a Client has a pending "buy" or "sell" order in the same Covered Security (or Equivalent Security) until that order is executed or withdrawn, unless an explanation of why the trade is necessary is provided and provision is made for the Client trade to take precedence, in terms of price, over the trade in question.

      E. Any acquisition of Securities in an Initial Public Offering (other than a new offering of a registered open-end investment company). A record of any approval granted under this paragraph and the reasons for such approval will be maintained as described in Section IX of this Code;

      F. Any acquisition of Covered Securities in a Limited Offering or private placement. Permission may be given after considering, among other factors, whether the investment opportunity should be


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

            reserved for Clients and whether the opportunity is being offered to the Advisory Person by virtue of his or her position. In the event any Advisory Person is authorized to acquire and has acquired Covered Securities in a Limited Offering, he or she is required to disclose that investment if the investment plays a part in any subsequent consideration of an investment in the issuer by a Client. A record of any approval granted under this paragraph and the reasons for such approval will be maintained as described in Section IX of this Code;

      G. Purchases of a Portfolio Security within 60 days of a sale of the Portfolio Security, and sales of a Portfolio Security within 60 days of a purchase of the Portfolio Security absent an agreement to give up all profits of the transaction; and

      H. Purchases or sales of Covered Securities, or writing an option to purchase or sell a Covered Security, within seven calendar days of a purchase or sale of the same Covered Securities (or Equivalent Securities) by a Client.

IV.   EXEMPTIONS

      The following Securities Transactions are exempt from the prohibitions set forth in Section III, except as further explained below:

      A.    MUTUAL  FUNDS.  Securities   issued  by   any  registered   open-end
            investment companies (including but not limited to the Fund);

      B. NO KNOWLEDGE. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed);

      C. CERTAIN CORPORATE ACTIONS. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

      D. EXERCISE OF RIGHTS. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of
                                                    --------
            a class of its Securities, to the extent the rights were acquired in the issue;

      E. COMMODITIES, FUTURES AND OPTIONS ON FUTURES. Commodities, futures (including currency futures) and options on futures are not subject to preclearance, nor to the seven-day blackout, 60-day profit disgorgement, and prohibited transaction provisions of Section III, but are subject to transaction reporting;


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


      F.    GIFTS AND BEQUESTS.     Receipt   of   Securities   as  gifts  and
            bequests and the making of personal or charitable gifts and bequests of Securities; and

      G. MISCELLANEOUS. Any transaction in the following: (1) bankers acceptances, (2) bank certificates of deposits, (3) commercial paper, (4) repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, (6) other Securities which may from time to time be exempted in writing by the Securities and Exchange Commission.


V.  CONFIDENTIALITY; CONFLICT OF INTEREST

      ALL ACCESS PERSONS ARE PROHIBITED FROM REVEALING (except to the extent necessary in the normal course of the fulfillment of required duties on behalf of the Fund), OR ACTING UPON FOR PERSONAL BENEFIT, ANY INFORMATION RELATING TO THE INVESTMENT INTENTIONS, ACTIVITIES OR PORTFOLIO HOLDINGS OF TSJ OR ITS CLIENTS.

      ALL ACCESS PERSONS ARE PROHIBITED FROM TAKING PERSONAL ADVANTAGE OF ANY INVESTMENT OPPORTUNITY PROPERLY BELONGING TO THE TSJ OR ITS CLIENTS.

VI.   GIFTS

      A.    ACCEPTING GIFTS
            ---------------

            On occasion, because of their position with TSJ Advisory Persons may be offered, or may receive without notice, gifts from clients, outside vendors, or other persons who do business or are seeking to do business with TSJ. Solicitation of such gifts or gratuities is unprofessional and is strictly prohibited. This provision shall not apply to gifts received from immediate family members who give any such gifts in that capacity.

            Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of TSJ. Gifts of a nominal value (i.e., gifts with a reasonable value of no more $100 a year) and customary business lunches, dinners, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

            If any gift is received that might be prohibited under this Code, the Advisory Person involved must immediately inform TSJ.

      B.    GIVING GIFTS
            ------------

            Advisory  Persons  may not give any gift  with a value in  excess of
      $100 per year to persons associated with securities or financial organizations, other member organization, including exchanges, commodity firms, news media, or clients of TSJ. This provision shall not apply to gifts to immediate family members given in that capacity.


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


VII.  UNDUE INFLUENCE

      NO PERSON MAY CAUSE OR ATTEMPT TO CAUSE THE FUND TO PURCHASE, SELL OR HOLD ANY SECURITY IN A MANNER CALCULATED TO CREATE ANY PERSONAL BENEFIT TO SUCH PERSON.

      If an Access Person or any member of his or her Immediate Family or any Affiliate of TSJ stand to materially benefit from an investment decision for a Client that he or she is recommending or participating in, that interest must be disclosed. Based on the information given, a decision will be made on whether or not to restrict the Access Person's participation in causing the Client to purchase or sell a Covered Security in which he or she has an interest.

      The Access Person must disclose any Beneficial Interest that he or she, or his or her Immediate Family, or any Affiliates of TSJ, has in that Covered Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or the Affiliate of TSJ, or to his or her Immediate Family, or create the appearance of impropriety. TSJ will determine whether or not investment actions can be taken.

VIII.    REMEDIES

      A.    SANCTIONS
            ---------

            If TSJ determines that any Access Person has committed a violation of this Code, it may recommend the imposition of such sanctions, subject to review as set forth below, as it deems appropriate, including reversal of the transaction(s) in question and forfeiture of any profit or absorption of any loss derived therefrom, a letter of censure, or suspension or termination of the employment of the violator for cause.

      B.    REVIEW
            ------

            Whenever TSJ determines that any Access Person has committed a violation of this Code that merits remedial action, it will report to its clients information relating to the investigation of the violation, including any recommended sanctions.

IX.   RECORDKEEPING

      A copy of all of the following information, supplied pursuant to this Code, will be retained at the principal place of business of TSJ for at least five years after the end of the fiscal year in which the report is submitted:

      A. A copy of the current Code of Ethics, in addition to a copy of any Code of Ethics in effect at any time within the past five years;

      B. A list of all persons, currently or within the last five years, who are or were required to make Personal Holdings Reports.


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

      C. Personal Holdings Reports (including Initial Holdings Reports, Quarterly Holdings Reports, and Annual Holdings Reports) or
            Certifications of Exemption submitted by Access Persons (as described in Section II);

      D. A record of any approval granted for acquisition of Securities in an Initial Public Offering or Limited Offering and the reasons for such approval (as described in Sections III.E and III.F).

      E. A copy of any violation of the code of ethics, and any action taken as a result of the violation; and

      F. A copy of the Annual Report furnished to the Board of any registered investment company that TSJ advises that (1) describes any issues arising under the code of ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response thereto; and (2) certifies that TSJ has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

      All such reports and information will be made available for reasonable periodic or any other special inspection by the clients of TSJ, Affiliates of TSJ, any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization, and any state securities commission.

                            TSJ ADVISORY GROUP, INC.
                                 CODE OF ETHICS
                           PROCEDURES AND DEFINITIONS

I.    Definitions
      -----------

      ACCESS PERSON is defined as any director or officer, or Advisory Person of TSJ.

      ADVISORY PERSON is defined as any employee of TSJ who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by TSJ, or whose functions relate to the making of any recommendations with respect to purchases or sales, or any person in a control relationship to TSJ who obtains information concerning recommendations made to TSJ with regard to the purchase or sale of Covered Securities by TSJ.

      AFFILIATES is defined as an "affiliated person" is defined in Section 2(a)(3) of the 1940 Act.

      ACCOUNT is defined as the following Securities accounts: any personal account; any joint or tenant-in-common account in which the person has an interest or is a participant; any account for which the person acts as trustee, executor, or custodian; any account over which the person has investment discretion or otherwise can exercise control (other than non-related clients' accounts over which the person has investment discretion), including the accounts of entities controlled directly or indirectly by the person; any other account in which the person has a direct or indirect Beneficial Interest and any account in which an Immediate Family member has a Beneficial Interest; provided, however that Account shall not include any Securities Account over which the Person has no investment discretion and cannot exercise control over any investment decisions; including any blind trusts.

      BENEFICIAL OWNERSHIP/INTEREST means a direct or indirect "pecuniary interest" (as defined in subparagraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934) that is held or shared by a person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in a security. The term "pecuniary interest," as it is defined under the 1934 Act, is generally understood to mean having the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships and trusts. An Access Person is presumed to have Beneficial Ownership of any family member's account.

      COVERED SECURITY is defined as a security as defined in section 2(a)(36) of the Investment Company Act of 1940 ("1940 Act"), except that it does not include direct obligations of the United States government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, or shares issued by open-end funds.

      CLIENTS include the following: TSJ serves as the sub-advisor to Morgan Keegan Select Financial Fund, a series of the Morgan Keegan Select Fund, Inc.. W. James Stokes, an officer of TSJ, serves as the Portfolio Manager for the Morgan Keegan Select Financial Fund.

      EQUIVALENT SECURITY is defined as any Securities issued by the same entity as the issuer or a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that issuer.

      IMMEDIATE FAMILY is defined as a person's spouse, a person's minor child, any adult residing in the same household as the person, any relative dependant on the person for financial support, and any other person designated by the Board of Directors.

      INITIAL PUBLIC OFFERING is defined as an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

      LIMITED OFFERING is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or 77d(6)) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

      PORTFOLIO SECURITIES is defined as stocks, notes, bonds, debentures, or other evidences of indebtedness, and all derivative investments, such as options and warrants, being held by the Fund, or presently being contemplated for purchase by the Fund.

      SECURITIES TRANSACTION is defined as a purchase or sale of Securities, or writing an option to purchase or sell a Covered Security.

      SELECT FINANCIAL INSTITUTIONS include the following: Florida Banks, Inc., Jacksonville, Florida and NetBank, Inc., Alpharetta, Georgia

II.   Officers, Directors and Employees of TSJ Subject to the Code of Ethics
      ----------------------------------------------------------------------

      T. Stephen Johnson, Chairman

      W. James Stokes, President and Managing Director

III.  Compliance Procedures
      ---------------------

      A.    General
            -------

            1.    All Access  Person  Account  statements  provided  pursuant to
                  Section II of the Code shall be compared with completed transactions of the Fund to monitor for possible violations. The basis of this comparison shall be the trading activity reported versus a daily report of securities transactions for the Clients.


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

      B.    Acknowledgment
            --------------

            Signed acknowledgments are to be obtained from the persons listed in
            Section II of these Procedures and Definitions as follows:

            1. A signed acknowledgment stating that the individual has read, understood and complied with the Code and that no transactions have been effected in conflict with the Code is to be obtained from all Access Persons.

            2. A signed acknowledgment stating that the individual has no access to transactions or contemplated transactions prior to public disclosure is to be obtained from all Access Persons.

            3. A signed acknowledgment stating that all personal transactions have been reported as required is to be obtained from all Access Persons.


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